Exhibit 99.1

Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President & Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY TO WEBCAST PRESENTATION AT

BANK OF AMERICA MERRILL LYNCH CONSUMER CONFERENCE

-ANNOUNCES PRELIMINARY UNAUDITED NET SALES RESULTS FOR FEBRUARY 2010-

RONKONKOMA, N.Y. — March 10, 2010 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced that it will webcast the presentation by Harvey Kamil, President and Chief Financial Officer of NBTY, at the Bank of America Merrill Lynch Consumer Conference on Thursday, March 11, 2010.

The presentation is scheduled to be webcast live on the Company Web site, www.nbty.com, on Thursday, March 11, 2010 at 2:30 PM (ET).

NBTY’s preliminary unaudited net sales results for February 2010 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE MONTH OF FEBRUARY

($ In Millions)

	2010	2009	% Change

Wholesale / US Nutrition	$131	$111	19%

North American Retail	$18	$17	5%

European Retail	$51	$42	21%

Direct Response / E-Commerce	$20	$17	16%

Total	$220	$187	18%

North American Retail same store sales increased 5% for the one month period.  In local currency, (British Pound Sterling), European Retail net sales increased 12% and same store sales increased 8%.

NBTY’s preliminary unaudited net sales results for the two-month period of January and February 2010 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE TWO MONTHS OF JANUARY AND FEBRUARY

($ In Millions)

	2010	2009	% Change

Wholesale / US Nutrition	$264	$220	20%

North American Retail	$36	$34	6%

European Retail	$105	$88	20%

Direct Response / E-Commerce	$43	$38	13%

Total	$448	$380	18%

North American Retail same store sales increased 5% for the two-month period of January and February 2010.   In local currency, (British Pound Sterling), European Retail net sales increased 9% and same store sales increased 7% for the two-month period.

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 25,000 products, including products marketed by the Company’s Nature’s Bounty(R) (www.NaturesBounty.com), Vitamin World(R) (www.VitaminWorld.com), Puritan’s Pride(R) (www.Puritan.com), Holland & Barrett(R) (www.HollandAndBarrett.com), Rexall(R) (www.Rexall.com), Sundown(R) (www.SundownNutrition.com), MET-Rx(R)  (www.MetRX.com), Worldwide Sport Nutrition(R) (www.SportNutrition.com), American Health(R) (www.AmericanHealthUS.com), GNC (UK)(R) (www.GNC.co.uk), DeTuinen(R) (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU (R) (www.SISU.com), Solgar(R) (www.Solgar.com), Good ‘n’ Natural(R) (www.goodnnatural.com), Home Health™ (www.homehealthus.com), Julian Graves, and Ester-C (R)(www.Ester-C.com) brands. NBTY routinely posts information that may be important to investors on its web site.